                                                                   Exhibit 99.02

                              Travelers Group Inc.

        Index to Supplemental Condensed Consolidated Financial Statements
              (Unaudited) for the Three Months Ended March 31, 1997

Supplemental Financial Statements (unaudited):                Page No.
                                                              --------

 Supplemental Condensed Consolidated Statement of
      Income (Unaudited) -
  Three Months Ended March 31, 1997 and 1996                      2

 Supplemental Condensed Consolidated Statement of
      Financial Position -
  March 31, 1997 (Unaudited) and December 31, 1996                3

 Supplemental Condensed Consolidated Statement of
      Changes in Stockholders' Equity
  (Unaudited) - Three Months Ended March 31, 1997                 4

 Supplemental Condensed Consolidated Statement of Cash
      Flows (Unaudited) -
  Three Months Ended March 31, 1997 and 1996                      5

 Notes to Supplemental Condensed Consolidated
  Financial Statements - (Unaudited)                              6

Management's Discussion and Analysis of Financial Condition       9
and Results of Operations

                      Travelers Group Inc. and Subsidiaries
             Supplemental Condensed Consolidated Statement of Income
                                   (Unaudited)
               (In millions of dollars, except per share amounts)

                                                  Three Months Ended
                                                      March 31,
                                              ------------------------
                                                1997             1996
----------------------------------------------------------------------
Revenues
Insurance premiums                            $2,224           $1,256
Commissions and fees                           1,206            1,169
Interest and dividends                         3,498            3,168
Finance related interest and other charges       306              284
Principal transactions                           762              939
Asset management and administration fees         389              326
Other income                                     315              367
----------------------------------------------------------------------
  Total revenues                               8,700            7,509
----------------------------------------------------------------------
Expenses
Policyholder benefits and claims               1,905            1,271
Non-insurance compensation and benefits        1,548            1,522
Insurance underwriting, acquisition and          805              506
operating
Interest                                       2,378            2,234
Provision for consumer finance credit losses      72               68
Other operating                                  645              593
----------------------------------------------------------------------
   Total expenses                              7,353            6,194
----------------------------------------------------------------------
Income before income taxes and minority        1,347            1,315
interest
Provision for income taxes                       483              485
Minority interest, net of income taxes            49                -
----------------------------------------------------------------------
Income from continuing operations                815              830
----------------------------------------------------------------------
Discontinued operations, net of income taxes:
    Income (loss) from operations                 --              (34)
----------------------------------------------------------------------
Net income                                    $  815             $796
======================================================================

Net income per share of common stock
   and common stock equivalents
   Continuing operations                        $0.67            $0.69
   Discontinued operations                       --              (0.03)
----------------------------------------------------------------------
Net income                                      $0.67            $0.66
======================================================================
Weighted average number of common shares
outstanding                                   1,155.3          1,137.1
   and common stock equivalents
======================================================================

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
       Supplemental Condensed Consolidated Statement of Financial Position
                            (In millions of dollars)

                                                        March 31,      December
                                                          1997         31, 1996
--------------------------------------------------------------------------------
Assets                                                 (Unaudited)
Cash and cash equivalents
  (including $1,455 and $1,446 segregated under
  federal and other regulations or deposited with
  clearing organizations)                               $ 3,209         $ 3,260
Investments and real estate held for sale:
  Fixed maturities, primarily available for sale at
   market value (amortized cost - $43,401 and $43,277)   43,192          43,998
  Equity securities, at market (cost - $1,279 and
   $1,113)                                                1,296           1,157
  Mortgage loans                                          3,750           3,812
  Real estate held for sale                                 763             459
  Policy loans                                            1,902           1,910
  Short-term and other                                    5,878           5,173
--------------------------------------------------------------------------------
  Total investments and real estate held for sale        56,781          56,509
--------------------------------------------------------------------------------
Securities borrowed or purchased under agreements to
 resell                                                 112,654          97,985
Brokerage receivables                                    11,937          11,592
Trading securities and commodities owned, at market
 value                                                  132,292         126,568
Net consumer finance receivables                          8,247           7,885
Reinsurance recoverables                                 10,285          10,234
Value of insurance in force and deferred policy
 acquisition costs                                        2,646           2,563
Cost of acquired businesses in excess of net assets       3,028           3,060
Separate and variable accounts                            9,353           9,023
Other receivables                                         5,440           4,869
Other assets                                             12,121          12,400
--------------------------------------------------------------------------------
Total assets                                           $367,993        $345,948
================================================================================
Liabilities
Investment banking and brokerage borrowings            $ 12,324        $ 10,020
Short-term borrowings                                     2,112           1,557
Long-term debt                                           25,391          24,696
Securities loaned or sold under agreements to
 repurchase                                             118,341         103,572
Brokerage payables                                        9,157          10,019
Trading securities and commodities sold not yet
 purchased, at market value                              95,399          92,032
Contractholder funds                                     13,666          13,621
Insurance policy and claims reserves                     44,200          43,944
Separate and variable accounts                            9,309           8,949
Accounts payable and other liabilities                   17,435          16,802
--------------------------------------------------------------------------------
 Total liabilities                                      347,334         325,212
--------------------------------------------------------------------------------
ESOP Preferred stock -- Series C (net of note
 guarantee of $17 and $35)                                  142             129
--------------------------------------------------------------------------------
Redeemable preferred stock -- Series I                      420             420
--------------------------------------------------------------------------------
TRV-obligated mandatorily redeemable preferred
 securities of subsidiary trusts holding solely
 junior subordinated debt securities of TRV               1,000           1,000
--------------------------------------------------------------------------------
TAP-obligated mandatorily redeemable preferred
 securities of subsidiary trusts holding solely
 junior subordinated debt securities of TAP                 900             900
--------------------------------------------------------------------------------
Salomon Smith Barney-obligated mandatorily
 redeemable preferred securities of subsidiary
 trust holding solely junior subordinated debt
 securities of Salomon Smith Barney                         345             345
--------------------------------------------------------------------------------
Stockholders' equity
Preferred stock, at aggregate liquidation value           1,125           1,125
Common stock ($.01 par value; authorized shares: 1.5
 billion; issued shares: 1997 - 1,384,814,892 shares
 and 1996 - 1,384,707,342 shares)                            14              14
Additional paid-in capital                                8,023           7,806
Retained earnings                                        13,599          12,934
Treasury stock, at cost (1997 - 238,178,218 shares and
 1996 - 243,500,547 shares)                              (4,288)         (4,123)
Unrealized gain (loss) on investment securities            (131)            469
Other, principally unearned compensation                   (490)           (283)
--------------------------------------------------------------------------------
 Total stockholders' equity                              17,852          17,942
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity             $367,993        $345,948
================================================================================
See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
    Supplemental Condensed Consolidated Statement of Changes in Stockholders'
                               Equity (Unaudited)
                            (In millions of dollars)

Three months ended March 31, 1997                     Amount       Shares
-----------------------------------------------------------------------------
Preferred stock, at aggregate liquidation value                 (in thousands)
Balance, beginning of year                           $ 1,125        9,600
-----------------------------------------------------------------------------
Balance, end of period                               $ 1,125        9,600
=============================================================================
Common stock and additional paid-in capital
Balance, beginning of year                           $ 7,820    1,384,707
Issuance of shares pursuant to employee benefit
 plans                                                   216
Conversion of notes                                       --           17
Other                                                      1           91
-----------------------------------------------------------------------------
Balance, end of period                                 8,037    1,384,815
-----------------------------------------------------------------------------
Retained earnings
Balance, beginning of year                            12,934
Net income                                               815
Common dividends                                        (113)
Preferred dividends                                      (37)
----------------------------------------------------------------
Balance, end of period                                13,599
----------------------------------------------------------------
Treasury stock, at cost
Balance, beginning of year                            (4,123)    (243,500)
Issuance of shares pursuant to employee benefit
 plans, net of shares tendered for payment of
 option exercise price and withholding taxes              83       12,479
Treasury stock acquired                                 (248)      (7,157)
-----------------------------------------------------------------------------
Balance, end of period                                (4,288)    (238,178)
-----------------------------------------------------------------------------
Unrealized gain (loss) on investment securities
Balance, beginning of year                               469
Net change in unrealized gains and losses on
investment securities, net of tax                       (600)
----------------------------------------------------------------
Balance, end of period                                  (131)
----------------------------------------------------------------
Other, principally unearned compensation
Balance, beginning of year                              (283)
Issuance of restricted stock, net of amortization       (198)
Net translation adjustments, net of tax                   (7)
Other                                                     (2)
----------------------------------------------------------------
Balance, end of period                                  (490)
----------------------------------------------------------------
Total common stockholders' equity and common
shares outstanding                                   $16,727    1,146,637
=============================================================================
Total stockholders' equity                           $17,852
================================================================

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
     Supplemental Condensed Consolidated Statement of Cash Flows (Unaudited)
                            (In millions of dollars)

Three Months ended March 31,                                     1997      1996
--------------------------------------------------------------------------------

 Net cash provided by (used in) operating activities          $(2,633)   $3,302
--------------------------------------------------------------------------------

Cash flows from investing activities
Consumer loans originated or purchased                         (1,044)     (609)
Consumer loans repaid or sold                                     666       599
Purchases of fixed maturities and equity securities            (7,083)   (5,456)
Proceeds from sales of investments and real estate:
 Fixed maturities available for sale and equity securities      6,278     4,035
 Mortgage loans                                                    23       110
 Real estate and real estate joint ventures                        16        56
Proceeds from maturities of investments:
 Fixed maturities                                                 874       641
 Mortgage loans                                                   149       195
Other investments, primarily short-term, net                     (579)     (294)
Assets securing collateralized mortgage obligations                17       128
Other, net                                                       (132)     (154)
--------------------------------------------------------------------------------
 Net cash provided by (used in) investing activities             (815)     (749)
--------------------------------------------------------------------------------

Cash flows from financing activities
Dividends paid                                                   (149)     (132)
Issuance of preferred stock                                        --       250
Treasury stock acquired                                          (248)     (164)
Stock tendered for payment of withholding taxes                   (97)      (87)
Issuance of long-term debt                                      2,511     1,921
Payments and redemptions of long-term debt                     (1,522)   (1,342)
Net change in short-term borrowings (including investment
 banking and brokerage borrowings)                              2,860    (2,585)
Collateralized mortgage obligations                               (17)     (134)
Contractholder fund deposits                                      798       802
Contractholder fund withdrawals                                  (727)   (1,085)
Other, net                                                        (12)       92
--------------------------------------------------------------------------------
 Net cash provided by (used in) financing activities            3,397    (2,464)
--------------------------------------------------------------------------------
Change in cash and cash equivalents                               (51)       89
Cash and cash equivalents at beginning of period                3,260     3,491
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $ 3,209   $ 3,580
--------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:
Income taxes paid                                             $   273   $   377
================================================================================
Interest expense recorded for financial statement purposes did not differ materially from the amount of interest paid.

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
        Notes to Supplemental Condensed Consolidated Financial Statements
                                   (Unaudited)

1.    Merger with Salomon Inc.

      See Note 1 of Notes to Supplemental Consolidated Financial Statements as of December 31, 1996 and for the three years then ended included herewith as Exhibit 99.01.

      As a result of the Merger, the Company expects to record an after-tax restructuring charge of between $400 million and $500 million primarily for severance and costs related to excess or unused office space and other facilities.

2.    Basis of Presentation

      The accompanying supplemental condensed consolidated financial statements as of March 31, 1997 and for the three-month period ended March 31, 1997 and 1996 are unaudited and include the accounts of Travelers Group Inc.
      (TRV) and its subsidiaries, including Salomon Inc. (collectively, the Company). In the opinion of management all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been reflected. The supplemental condensed consolidated financial statements, including the notes thereto, should be read in conjunction with the audited supplemental consolidated financial statements of Travelers Group Inc. for the fiscal years ended December 31, 1996, 1995 and 1994, included herewith as Exhibit 99.01.

      Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles, but is not required for interim reporting purposes, has been condensed or omitted.

      The Board of Directors on October 22, 1997 declared a three-for-two split in TRV's common stock, in the form of a 50% stock dividend, which was paid on November 19, 1997 to stockholders of record on November 3, 1997. All amounts presented herein have been restated to reflect the stock split.

3.    Aetna P&C Acquisition - Pro Forma Results of Operations

      On April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of the Company, purchased from Aetna Services, Inc. all of the outstanding capital stock of Travelers Casualty and Surety Company (formerly The Aetna Casualty and Surety Company) and The Standard Fire Insurance Company (collectively, Aetna P&C) for approximately $4.2 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the condensed consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition.

      On June 23, 1997, TAP repurchased an aggregate of approximately 6.6 million shares of Class A Common Stock held by four private investors for approximately $240.8 million. This repurchase increased TRV's ownership of TAP to approximately 83.4%.

      The following unaudited pro forma information presents the results of operations of the Company and Aetna P&C for the three months ended March 31, 1996, with pro forma adjustments as if the acquisition and transactions related to the funding of the acquisition had been consummated as of the beginning of the period presented. This pro forma information is not indicative of what would have occurred had the acquisition and related transactions occurred on the date indicated, or of future results of the Company.

                                                   Three Months Ended
                                                    March 31, 1996*
                                                   ------------------
      (in millions, except per share data)

      Revenues                                           $9,109
                                                         ======
      Income from continuing operations                  $  592
                                                         ======
      Net income                                         $  558
                                                         ======
      Net income per common share:
         Continuing operations                           $ 0.48
                                                         ======
         Net income                                      $ 0.45
                                                         ======

      *Historical results of Aetna P&C for the first quarter of 1996 include $307 million ($200 million after tax) of realized investment gains.

4.    Debt

      Investment banking and brokerage borrowings consisted of the following:

      (millions)                      March 31, 1997    December 31, 1996
      ---------                       --------------    -----------------
      Commercial paper                   $ 4,669             $ 4,133
      Bank loans and other borrowings      7,655               5,887
                                         -------             -------
                                         $12,324             $10,020
                                         =======             =======

      Short-term borrowings consisted of commercial paper outstanding as follows:

      (millions)                      March 31, 1997    December 31, 1996
      ---------                       --------------    -----------------
      Commercial Credit Company           $2,112             $1,482
      Travelers Property Casualty
       Corp.                                  --                 25
      The Travelers Insurance
       Company                                --                 50
                                          ------             ------
                                          $2,112             $1,557
                                          ======             ======

      Long-term debt, including its current portion, consisted of the following:

      (millions)                      March 31, 1997    December 31, 1996
      ---------                       --------------    -----------------
      Travelers Group Inc.               $ 1,699             $ 1,903

      Commercial Credit Company            5,400               5,750
      Salomon Smith Barney Holdings
       Inc.                               16,994              15,738
      Travelers Property Casualty
       Corp.                               1,249               1,249
      The Travelers Insurance Group
       Inc.                                   49                  56
                                         -------             -------
                                         $25,391             $24,696
                                         =======             =======

5.    Trading Derivatives

      The following table discloses the notional amounts of derivative financial instruments held by Salomon Smith Barney Holdings Inc. for trading purposes as of March 31, 1997 and December 31, 1996:

                                         March 31, 1997                December 31, 1996
                                  -----------------------------  -----------------------------
                                             Current Market or              Current Market or
                                                Fair Value                     Fair Value
                                  Notional      ----------       Notional      ----------
(billions)                        Amounts   Assets  Liabilities  Amounts   Assets  Liabilities
----------------------------------------------------------------------------------------------
Exchange-issued products:
 Futures contracts (a)            $  641.5    $ --     $ --      $  530.9    $ --     $  --
 Other exchange-issued products:
  Equity contracts                    13.6      .1       .3          13.1      .1        .2
  Fixed income contracts             131.2      --       --          61.2      --        --
  Foreign exchange contracts            .2      --       --            --      --        --
  Physical commodities-related
   contracts                           3.9      --       --           5.0      --        --
----------------------------------------------------------------------------------------------
Total exchange-issued products       790.4      .1       .3         610.2      .1        .2
----------------------------------------------------------------------------------------------
Over-the-counter swaps, swap
options, caps and floors:
 Swaps                               909.7      --       --         842.3      --        --
 Swaps options written                17.0      --       --          10.8      --        --
 Swap options purchased               28.6      --       --          24.1      --        --
 Caps and floors                     123.9      --       --         117.1      --        --
----------------------------------------------------------------------------------------------
Total OTC swaps, swap options,
 caps and floors                   1,079.2     3.6      5.8         994.3     4.2       6.6
----------------------------------------------------------------------------------------------
OTC foreign exchange contracts
 and options:
 Forward currency contracts          118.8      .8       .6          94.3      .7        .6
 Options written                      48.6      --       .6          37.1      --        .3
 Options purchased                    47.9      .7       --          38.7      .5        --
----------------------------------------------------------------------------------------------
Total OTC foreign exchange
 contracts and options               215.3     1.5      1.2         170.1     1.2        .9
----------------------------------------------------------------------------------------------
Other options and contractual
 commitments:
 Options and warrants on
  equities and equity indices         52.3     1.2      2.0          45.8     1.1       1.8
 Options and forward contracts
  on fixed-income securities         284.6      .3       .3         202.8      .3        .2
 Physical commodities contracts       21.6      .2       .2          22.6      .3        .3
----------------------------------------------------------------------------------------------
Total                             $2,443.4    $6.9     $9.8      $2,045.8    $7.2     $10.0
==============================================================================================

(a) Margin on futures contracts is included in brokerage receivables/payables on the Supplemental Condensed Consolidated Statement of Financial Condition.

           MANAGEMENT'S DISCUSSION and ANALYSIS of FINANCIAL CONDITION
                            and RESULTS of OPERATIONS

Consolidated Results of Operations

                                         Three Months Ended March 31,
                                         ----------------------------
(In millions, except per share amounts)         1997       1996
---------------------------------------------------------------------
Revenues                                     $   8,700  $   7,509
                                             =========  =========

Income from continuing operations            $     815  $     830
Loss from discontinued operations                   --        (34)
                                             ---------  ---------
Net income                                   $     815  $     796
                                             =========  =========
Earnings per share:*
Continuing operations                        $    0.67  $    0.69
Discontinued operations                             --      (0.03)
                                             ---------  ---------
Net income                                   $    0.67  $    0.66
                                             =========  =========
Weighted average number of
 common shares outstanding
 and common stock equivalents*                 1,155.3    1,137.1
                                             =========  =========

* On October 22, 1997 the Board of Directors declared a three-for-two stock split in the form of a 50% dividend payable on November 19, 1997 to stockholders of record on November 3, 1997. Current and prior year information has been restated to reflect the stock split.

Merger with Salomon Inc

On November 28, 1997, a newly formed wholly owned subsidiary of Travelers Group Inc. merged with and into Salomon Inc (Salomon) (the Merger). Under the terms of the Merger, approximately 188 million shares of Travelers Group Inc. common stock were issued in exchange for all of the outstanding shares of Salomon common stock, based on an exchange ratio of 1.695 shares of Travelers common stock for each share of Salomon common stock, for a total value of approximately $9 billion. Each of Salomon's series of preferred stock was exchanged for a corresponding series of Travelers preferred stock having substantially identical terms, except that the Travelers preferred stock issued in conjunction with the Merger has certain voting rights. Thereafter, Smith Barney Holdings Inc. (Smith Barney), a wholly owned subsidiary of Travelers Group, was merged with and into Salomon to form Salomon Smith Barney Holdings Inc. (Salomon Smith Barney) which now comprises the investment banking, proprietary trading, retail brokerage and asset management operations of Travelers Group Inc. The merger is a tax-free exchange and has been accounted for on a "pooling of interests" basis. As a result of the merger the Company expects to record a restructuring charge of between $400 million and $500 million (after-tax) primarily for severance and costs related to excess or unused office space and other facilities.

Acquisition

On April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of Travelers Group Inc. (TRV), completed the acquisition of the domestic property and casualty insurance subsidiaries of Aetna Services Inc. (Aetna P&C) for approximately $4.2 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the condensed consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition. TAP also owns The Travelers Indemnity Company (Travelers Indemnity). Travelers Indemnity along with Aetna P&C are the primary vehicles through which the Company engages in the property and casualty insurance business.

Results of Operations

Consolidated net income for the quarter ended March 31, 1997 was $815 million, and includes reported investment portfolio gains of $9 million after tax and minority interest. This compares with net income from continuing operations of $830 million in the 1996 period, which included reported investment portfolio gains of $40 million after tax. Excluding portfolio gains and losses, net income from continuing operations for the first quarter of 1997 was slightly above the comparable period in 1996, primarily reflecting increased earnings in the insurance operations, the inclusion of the post-acquisition results of operations of Aetna P&C partially offset by a decline in income at Salomon Smith Barney.

Discontinued operations for the quarter ended March 31, 1996 includes the results of Basis Petroleum, Inc. (Basis). Basis was sold in May of 1997.

The following discussion presents in more detail each segment's performance.

       Segment Results for the Three Months Ended March 31, 1997 and 1996

Investment Services
                                Three Months Ended March 31,
                      ---------------------------------------------
                               1997                  1996
-------------------------------------------------------------------
(millions)              Revenues  Net income  Revenues  Net Income
-------------------------------------------------------------------

Salomon Smith Barney(1)  $4,877      $412      $4,951     $534
===================================================================

(1) Excludes results of Basis Petroleum which are classified as discontinued operations.

Salomon Smith Barney reported net income from continuing operations of $412 million for the quarter ended March 31, 1997, a decline of 23% from the $534 million reported for the quarter ended March 31, 1996. Revenues, net of interest expense, declined 5% to $2.708 billion in the 1997 quarter compared to $2.864 billion in the 1996 quarter.

Salomon Smith Barney Revenues

                                                Three Months ended March 31,
                                                ----------------------------
      (millions)                                      1997         1996
      ----------------------------------------------------------------------
      Commissions                                   $  716       $  704
      Asset management and administration fees         389          326
      Investment banking                               484          459
      Principal transactions                           762          939
      Interest income, net*                            322          400
      Other income                                      35           36
      ----------------------------------------------------------------------
      Net revenues*                                 $2,708       $2,864
      ======================================================================

* Net of interest expense of $2.169 billion and $2.087 billion for the three-month period ended March 31, 1997 and 1996, respectively. Revenues included in the condensed consolidated statement of income are before deductions for interest expense.

Commission revenues increased to $716 million in the 1997 quarter from $704 million in the 1996 quarter. This increase is a result of strong activity in listed and over-the-counter securities, offset by declines in listed option and mutual fund commissions.

Investment banking revenues increased 5% to $484 million in the 1997 quarter compared to $459 million in the 1996 quarter. This increase was primarily the result of strong debt underwriting.

Principal transaction revenues decreased 19% to $762 million in the 1997 quarter from $939 million in the 1996 quarter. This is a result of a decline in fixed income proprietary trading revenues and physical commodities trading revenues, partially offset by an increase in equity customer and proprietary trading revenues.

Asset management and administration fees increased 19% to $389 million in the 1997 quarter compared to $326 million in the 1996 quarter. This reflects broad growth in all recurring fee-based products. At March 31, 1997, internally managed assets were $136.3 billion and total fee-based assets under management were $183.3 billion compared to $117.1 billion and $154.7 billion, respectively, at March 31, 1996.

Net interest and dividends decreased 20% to $322 million for the 1997 quarter from $400 million in the 1996 quarter due to a lower level of net interest earning assets.

Compensation and benefits expense, as a percentage of net revenues, for the 1997 quarter was 55% compared to 51% in the 1996 quarter and non-compensation expense as a percentage of net revenues was 20% in the 1997 quarter compared to 18% in the 1996 quarter. Salomon Smith Barney continues to maintain its focus on controlling fixed expenses.

Assets Under Management

                                                    At March 31,
                                               ----------------------
      (billions)                                 1997           1996
      ---------------------------------------------------------------
      Salomon Smith Barney                      $136.3         $117.1
      Travelers Life and Annuity (1)              21.4           21.6
      ---------------------------------------------------------------
      Total Assets Under Management (2)         $157.7         $138.7
      ===============================================================

(1)   Part of the Life Insurance Services segment.
(2) Excludes assets under management at RCM Capital Management of $24.9 billion in 1996 (sold in June 1996).

Consumer Finance Services

                                 Three Months Ended March 31,
                          -------------------------------------------
(millions)                        1997                  1996
---------------------------------------------------------------------
                           Revenues  Net income  Revenues  Net income
---------------------------------------------------------------------

Consumer Finance             $377       $47        $348      $56
Services
=====================================================================

Earnings in the first quarter of 1997 were lower than the comparable period in 1996, as expected -- reflecting a higher provision for loan losses in the 1997 quarter and favorable insurance experience in the 1996 quarter.

Consumer finance receivables, net of unearned finance charges grew $375.5 million during the first quarter of 1997, which represents an annualized growth rate of 19%. This growth occurred primarily in real estate loans generated through the Company's 857 branch office network and through Primerica Financial Services (PFS).

Total net receivables were a record $8.447 billion at March 31, 1997, a 16% increase from the prior year. The average yield, at 14.65%, was lower than the 1996 quarter's yield of 15.43%, mainly because of a shift in the portfolio mix toward lower-risk / lower margin real estate loans. Sales of real estate-secured ($.M.A.R.T.SM) loans sold exclusively through PFS continued at record levels during the quarter. Travelers Bank credit card outstandings were $972 million, up from $907 million at year-end 1996, as a result of strong credit card originations.

Delinquencies in excess of 60 days were 2.25% as of March 31, 1997 -- lower than the 2.38% at the end of 1996 and slightly higher than the 2.21% at the end of the first quarter of 1996. The charge-off rate remained relatively flat at 2.95%, compared to the 1996 fourth quarter, but was higher than the comparable 1996 period's rate of 2.87%. This continues to reflect a high level of personal bankruptcies throughout the credit industry. Reserves as a percentage of net receivables remained at 2.97%, unchanged from year-end 1996 but up from 2.88% in the 1996 first quarter.

                                                         As of, or for, the
                                                         Three Months Ended
                                                             March 31,
                                                     --------------------------
                                                         1997         1996
                                                     --------------------------
      Allowance for credit losses as % of net
       outstandings                                      2.97%        2.88%

      Charge-off rate for the period                     2.95%        2.87%

      60 + days past due on a contractual basis as
       a % of gross consumer finance receivables at
       quarter end                                       2.25%        2.21%

Life Insurance Services

                                        Three Months Ended March 31,
                                 ------------------------------------------
                                        1997                  1996
                                 ------------------------------------------
(millions)                       Revenues  Net income  Revenues  Net income
---------------------------------------------------------------------------
Travelers Life and Annuity(1)      $618      $105        $577      $ 86

Primerica Financial Services(2)     375        79         355        71
---------------------------------------------------------------------------
Total Life Insurance Services      $993      $184        $932      $157

===========================================================================

(1) Net income includes $4 million and $3 million, respectively, of reported investment portfolio gains.
(2) Net income includes $1 million and $6 million, respectively, of reported investment portfolio gains.

Travelers Life and Annuity

Travelers Life and Annuity consists of annuity, life and health products marketed by The Travelers Insurance Company (TIC) under the Travelers name. Among the range of products offered are fixed and variable deferred annuities, payout annuities and term, universal and variable life and long-term care insurance to individuals and small businesses. It also provides group pension products, including guaranteed investment contracts, and group annuities to employer-sponsored retirement and savings plans. These products are primarily marketed through The Copeland Companies (Copeland), an indirect wholly owned subsidiary of TIC, Smith Barney Financial Consultants and a nationwide network of independent agents. The majority of the annuity business and a substantial portion of the life business written by Travelers Life and Annuity is accounted for as investment contracts, with the result that the premium deposits collected are not included in revenues.

Earnings before portfolio gains increased 22% to $101 million in the first quarter of 1997, from $83 million in the comparable 1996 period. Improved earnings were largely driven by strong investment income, reflecting repositioning of the investment portfolio over the past year. Earnings growth attributable to strong sales of recently introduced products -- including less capital-intensive variable life insurance and annuities -- was partially offset by the gradual decline in the amount of higher margin business written several years ago.

Deferred annuity policyholder account balances and benefit reserves at March 31, 1997 were $13.5 billion compared to $11.7 billion at March 31, 1996. Net written premiums and deposits were $573.8 million in the first quarter of 1997, up 18% from $487.7 million in the 1996 first quarter. Strong sales through Copeland, Smith Barney and a nationwide network of independent agents, reflect the company's ongoing effort to build market share by strengthening relationships in key distribution channels. Future sales may also benefit from Moody's recently announced upgrade of The Travelers Insurance Company's financial strength rating to Aa3.

Payout and group annuity net premiums and deposits (excluding those of affiliates) totaled $647.2 million in the first quarter of 1997, up 35% from $478.9 million in the first quarter of 1996, reflecting significantly higher sales of variable rate guaranteed investment contracts. Policyholder account balances and reserves declined to $11.1 billion at March 31, 1997, down from $11.7 billion at March 31, 1996, but up $0.2 billion from year-end 1996, reflecting the run-off of low margin guaranteed investment contracts written in prior years offset by the strong sales of new variable rate guaranteed investment contracts.

Face amount of individual life insurance issued during the first quarter of 1997 was $1.5 billion, even with the first quarter of 1996, bringing total life insurance in force to $50.5 billion at March 31, 1997. Direct written premiums and deposits (excluding single premium policies) for individual life insurance were $73.1 million, up 5% in the first quarter of 1997 as compared to $69.9 million in the first quarter of 1996.

Net written premiums for the growing long-term care insurance line were $43.9 million in the first quarter of 1997, compared to $27.7 million in the first quarter of 1996 as a result of record sales during the quarter, which improved 55% over the 1996 period.

Primerica Financial Services

Earnings before portfolio gains for the first quarter of 1997 increased 20% to $78 million from $65 million in the 1996 first quarter, reflecting significantly higher sales of mutual funds and consumer loans as well as continued growth in life insurance in force and favorable mortality experience.

Face amount of new term life insurance sales was $12.0 billion in the first quarter of 1997, relatively even with the $12.3 billion in the comparable 1996 quarter but lower than the $13.1 billion in the fourth quarter of 1996. Life insurance in force reached $361.5 billion at March 31, 1997, up from $350.4 billion at March 31, 1996, and continued to reflect good policy persistency.

Sales of mutual funds (at net asset value) were $722 million for the first quarter of 1997, a 27% increase over first quarter 1996 sales of $567 million, reflecting strong customer demand in the U.S. and Canada. Nearly 32% of U.S. sales were from the Smith Barney products, predominantly The Concert SeriesSM, which PFS first introduced to its market in March 1996. Net receivables from $.M.A.R.T.SM and $.A.F.E.SM consumer loans continued to advance to $1.696 billion at the end of the first quarter of 1997, up 11% from $1.524 billion at the end of the 1996 fourth quarter and up 34% from $1.268 billion at the end of the 1996 first quarter. Earnings and assets relating to these consumer loans are included in the Consumer Finance segment. The PFS SecureSM home and auto insurance products -- issued through TAP -- continue to experience growth in applications and policies, and as of March 31, 1997, had been introduced in 37 states and was sold through 7,094 agents licensed to sell the product.

Property & Casualty Insurance Services

                                     Three Months Ended March 31,
                                   ---------------------------------
(millions)                                1997              1996
--------------------------------------------------------------------
                                              Net               Net
                                   Revenues  income  Revenues  income
                                             (loss)            (loss)
--------------------------------------------------------------------
Commercial(1)(2)                    $1,624    $201    $  805    $ 94

Personal(1)(3)                         805     105       373      22

Financing costs and other(1)             2     (33)       --      --

Minority interest                       --     (49)       --      --
--------------------------------------------------------------------
Total Property & Casualty
 Insurance Services                 $2,431    $224    $1,178    $116
====================================================================

(1)   Before minority interest.
(2) Net income includes $8 million and $21 million, respectively, of reported investment portfolio gains.
(3) Net income includes $3 million of reported investment portfolio losses in 1997.

Segment earnings exclude the property and casualty operations of Aetna P&C prior to its acquisition on April 2, 1996. Certain production statistics related to Aetna P&C operations are provided for comparative purposes for periods prior to April 2, 1996 and are not reflected in such prior period revenues or operating results.

For purposes of computing GAAP combined ratios, fee income is now allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses. Previously fee income was included with premiums for purposes of computing GAAP combined ratios. The 1996 GAAP combined ratios have been restated to conform to the current year's presentation.

GAAP combined ratios differ from statutory combined ratios primarily due to the deferral and amortization of certain expenses for GAAP reporting purposes only.

Commercial Lines

Earnings before portfolio gains/losses increased 166% to $193 million in the first quarter of 1997 from $73 million in the first quarter of 1996, primarily reflecting the post-acquisition results of operations of Aetna P&C and the benefits of expense reduction initiatives associated with the integration of the two companies.

Catastrophe losses, after taxes and reinsurance, in the first quarter of 1997 were $4.9 million (primarily related to tornadoes in the Midwest), compared to catastrophe losses of $6.0 million in the comparable 1996 period.

Commercial Lines net written premiums for the first quarter of 1997 totaled $1.338 billion, up $698 million from $640 million for the first quarter of 1996, reflecting the acquisition of Aetna P&C, offset in part by the highly competitive conditions in the marketplace and the Company's continuing focus on profitability. In addition, the first quarter of 1997 net written premiums included $142 million due to a change to conform Aetna P&C's and Travelers Indemnity and its subsidiaries (Travelers P&C's) methods of recording certain net written premiums. Previously, Aetna P&C had recorded written premiums when the premiums were billed. The Company conformed the Aetna P&C method to the Travelers P&C method of recording written premiums when the policies are written. The effect of this change on the condensed consolidated financial statements was not significant. The Commercial Lines marketplace continues to be highly competitive, although the broader industry and product line expertise of the combined company contributed to solid performance in the specialty and small accounts market segments.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Lines net written premiums for the first quarter of 1997 totaled $1.338 billion, compared to $1.253 billion for the first quarter of 1996. This increase in net written premiums was due to the conforming change outlined above, offset somewhat by the highly competitive conditions in the marketplace and the Company's continuing focus on writing profitable business.

Fee income for the first quarter of 1997 was $97 million, a $4 million increase from the first quarter of 1996. This increase was the result of the acquisition of Aetna P&C, mostly offset by the depopulation of involuntary pools as the loss experience of workers' compensation improved and insureds moved to voluntary markets, the Company's selective renewal activity to address the competitive pricing environment and its continued success in lowering workers' compensation losses of customers.

A significant component of Commercial Lines is National Accounts, which works with national brokers and regional agents providing insurance coverages and services, primarily workers' compensation, mainly to large corporations. National Accounts also includes the alternative market business which covers primarily workers' compensation products and services to voluntary and involuntary pools. National accounts net written premiums of $221.6 million for the first quarter of 1997 increased $25.7 million from the first quarter of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), National Accounts net written premiums were $221.6 million for the first quarter of 1997 compared to $274.3 million for the first quarter of 1996. This decrease reflected the competitive marketplace.

National Accounts new business and business retention ratio were significantly higher in the first quarter of 1997 compared to the first quarter of 1996, reflecting an unusually low level of new business as well as an unusually low retention ratio in the first quarter of 1996.

Commercial Accounts serves mid-sized businesses through a network of independent agents and brokers. Commercial Accounts net written premiums were $560.5 million in the 1997 first quarter compared to $201.6 million in the 1996 first quarter. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Accounts net written premiums were $560.5 million in the 1997 first quarter compared to $440.9 million in the 1996 first quarter. This increase reflected an increase of $127.0 million due to the change to conform Aetna P&C's with Travelers P&C's methods of recording certain net written premiums and the continued growth in programs designed to leverage underwriting experience in specific industries, partially offset by the competitive marketplace. For the first quarter of 1997, new premium business in Commercial Accounts has significantly improved compared to the first quarter of 1996, reflecting the acquisition of Aetna P&C and continued growth in programs designed to leverage underwriting experience in specific industries. The Commercial Accounts business retention ratio in the first quarter of 1997 has moderately improved compared to the 1996 first quarter. Commercial Accounts continues to focus on the retention of existing business while maintaining its product pricing standards and its selective underwriting policy.

Select Accounts serves small businesses through a network of independent agents. Select Accounts net written premiums were $363.7 million in the first quarter of 1997 compared to $140.9 million in the first quarter of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Select Accounts net written premiums of $363.7 million for the first quarter of 1997 were $1.7 million above the first quarter of 1996 premium levels. This increase reflects an increase of $15.0 million due to the change to conform Aetna P&C's with Travelers P&C's methods of recording certain net written premiums, mostly offset by the competitive marketplace. New premium business in Select Accounts was moderately higher in the 1997 first quarter compared to the 1996 first quarter, which reflected an increase due to the acquisition of Aetna P&C, partially offset by the competitive marketplace. The Select Accounts business retention ratio was moderately higher in the 1997 first quarter compared to the 1996 first quarter, reflecting the broader industry and product line expertise of the combined company.

Specialty Accounts markets products to national, midsize and small customers and distributes them through both wholesale brokers and retail agents and brokers throughout the United States. Specialty Accounts net written premiums were $192.6 million in the 1997 first quarter compared to $101.6 million in the 1996 first quarter. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Specialty Accounts net written premiums were $192.6 million in the 1997 first quarter compared to $175.5 million in the 1996 first quarter. The growth is primarily attributable to increased writings of its excess and surplus lines business.

The statutory combined ratio for Commercial Lines in the first quarter of 1997 was 109.1% compared to 108.5% in the first quarter of 1996. The GAAP combined ratio for Commercial Lines in the first quarter of 1997 was 107.4% compared to 107.8% in the first quarter of 1996.

Personal Lines

Earnings before portfolio gains/losses increased 386% to $108 million in the first quarter of 1997 from $22 million in the first quarter of 1996. Results for the 1996 first quarter reflect the impact of catastrophe losses, after taxes and reinsurance, of $18 million. The strong operating earnings reflect the post-acquisition results of operations of Aetna P&C, the continued favorable prior year loss reserve development in personal automobile lines and no catastrophe losses in 1997.

Net written premiums in the 1997 first quarter were $774.9 million, compared to $341.2 million in the first quarter of 1996. This increase primarily reflects the acquisition of Aetna P&C. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only),

Personal Lines net written premiums for the first quarter of 1997 totaled $774.9 million compared to $657.5 million for the first quarter of 1996. This increase reflects a change in reinsurance agreements, growth in the affinity marketing and SecureSM programs, and good retention in traditional markets.

The statutory combined ratio for Personal Lines in the first quarter of 1997 was 90.1% compared to 105.3% in the 1996 first quarter. The GAAP combined ratio for Personal Lines in the first quarter of 1997 was 88.6% compared to 103.5% in the 1996 first quarter. The decrease in the combined ratios in 1997 was due to the favorable prior year loss development, primarily in the automobile bodily injury line and no catastrophe losses in 1997.

Financing Costs and Other

The primary component for the 1997 first quarter was interest expense of $26 million after tax, reflecting financing costs associated with the acquisition of Aetna P&C.

Environmental Claims

The Company's reserves for environmental claims are not established on a claim-by-claim basis. An aggregate bulk reserve is carried for all of the Company's environmental claims that are in the dispute process, until the dispute is resolved. This bulk reserve is established and adjusted based upon the volume of in-process environmental claims and the Company's experience in resolving such claims. At March 31, 1997, approximately 12% of the net environmental reserves (i.e., approximately $143 million) are case reserves for resolved claims. The balance, approximately 88% of the net environmental reserves (i.e., approximately $1.070 billion), is carried in a bulk reserve and includes incurred but not yet reported environmental claims for which the Company has not received any specific claims.

The following table displays activity for environmental losses and loss expenses and reserves for the three months ended March 31, 1997 and 1996.

Environmental Losses              Three Months        Three Months
(millions)                           Ended               Ended
                                 March 31, 1997      March 31, 1996
                                -----------------   -----------------

Beginning reserves:
  Direct                            $ 1,369              $ 454
  Ceded                                (127)               (50)
                                    -------              -----
  Net                                 1,242                404
Incurred losses and loss
 expenses:
  Direct                                 18                 20
  Ceded                                  (1)                (3)
Losses paid:
  Direct                                 50                 35
  Ceded                                  (4)                (1)
Ending reserves:
  Direct                              1,337                439
  Ceded                                (124)               (52)
                                    -------              -----
  Net                               $ 1,213              $ 387
                                    =======              =====

Asbestos Claims

At March 31, 1997, approximately 24% of the net asbestos reserves (i.e., approximately $252 million) are for pending asbestos claims. The balance, approximately 76% (i.e., approximately $805 million) of the net asbestos reserves, represents incurred but not yet reported losses.

The following table displays activity for asbestos losses and loss expenses and reserves for the three months ended March 31, 1997 and 1996. In general, the Company posts case reserves for pending asbestos claims within approximately 30 business days of receipt of such claims.

Asbestos Losses                   Three Months        Three Months
(millions)                           Ended               Ended
                                 March 31, 1997      March 31, 1996
                                -----------------   -----------------

Beginning reserves:
  Direct                            $ 1,443              $ 695
  Ceded                                (370)              (293)
                                    -------              -----
  Net                                 1,073                402
Incurred losses and loss
 expenses:
  Direct                                 20                 16
  Ceded                                  (7)                (5)
Losses paid:
  Direct                                 52                 24
  Ceded                                 (23)               (18)
Ending reserves:
  Direct                              1,411                687
  Ceded                                (354)              (280)
                                    -------              -----
  Net                               $ 1,057              $ 407
                                    =======              =====

Uncertainty Regarding Adequacy of Environmental and Asbestos Reserves

It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties. Conventional actuarial techniques are not used to estimate such reserves.

The reserves carried for environmental and asbestos claims at March 31, 1997 are the Company's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the conditions surrounding the final resolution of these claims continues to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations and changes in legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that it is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

Cumulative Injury Other Than Asbestos (CIOTA)

Cumulative injury other than asbestos (CIOTA) claims are generally submitted to the Company under general liability policies and often involve an allegation by a claimant against an insured that the claimant has suffered injuries as a result of long-term or continuous exposure to potentially harmful products or substances. Such potentially harmful products or substances include, but are not limited to, lead paint, pesticides, pharmaceutical products, silicone-based personal products, solvents and other deleterious substances.

At March 31, 1997, approximately 19% of the net CIOTA reserves (i.e., approximately $214 million) are for pending CIOTA claims. The balance, approximately 81% (i.e., approximately $903 million) of the net CIOTA reserves, represents incurred but not yet reported losses for which the Company has not received any specific claims.

The following table displays activity for CIOTA losses and loss expenses and reserves for the three months ended March 31, 1997 and 1996. In general, the Company posts case reserves for pending CIOTA claims within approximately 30 business days of receipt of such claims.

CIOTA Losses                      Three Months        Three Months
(millions)                           Ended               Ended
                                 March 31, 1997      March 31, 1996
                                -----------------   -----------------

Beginning reserves:
  Direct                            $ 1,560               $374
  Ceded                                (446)                --
                                    -------               ----
  Net                                 1,114                374
Incurred losses and loss
 expenses:
  Direct                                  6                 21
  Ceded                                  --                 --
Losses paid:
  Direct                                  8                  8
  Ceded                                  (5)                --
Ending reserves:
  Direct                              1,558                387
  Ceded                                (441)                --
                                    -------               ----
  Net                               $ 1,117               $387
                                    =======               ====

Corporate and Other

                                         Three Months Ended March 31,
                                --------------------------------------------
(millions)                               1997                  1996
----------------------------------------------------------------------------
                                            Net income            Net income
                                  Revenues  (expense)   Revenues  (expense)
----------------------------------------------------------------------------
Total Corporate and Other(1)         $22      $(52)       $100      $(33)
============================================================================

(1) Net income (expense) includes $10 million of reported investment portfolio gains in 1996.

Corporate expenses (before reported portfolio gains) as a percentage of operating earnings were down in the first quarter of 1997 compared to the first quarter of 1996. Increased interest costs associated with higher debt levels in 1997 were partially offset by lower staff expenses in the corporate segment, including the allocation of additional expenses to other operating segments.

Discontinued Operations

For the quarter ended March 31, 1996 discontinued operations includes a loss from operations of Basis of $34 million.

Liquidity and Capital Resources

TRV services its obligations primarily with dividends and other advances that it receives from subsidiaries. The subsidiaries' dividend-paying abilities are limited by certain covenant restrictions in credit agreements and/or by regulatory requirements. TRV believes it will have sufficient funds to meet current and future commitments. Each of TRV's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

Travelers Group Inc. (TRV)

TRV issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding.

TRV, Commercial Credit Company (CCC) and The Travelers Insurance Company (TIC) have a five-year revolving credit facility with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of TRV, CCC or TIC. The participation of TIC in this agreement is limited to $250 million. This facility expires in June 2001. Currently $100 million is allocated to TRV, $850 million to CCC and $50 million to TIC. Under this facility TRV is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At March 31, 1997 this requirement was exceeded by approximately $4.5 billion. At March 31, 1997, there were no borrowings outstanding under this facility.

As of May 6, 1997, TRV has unused credit availability of $100 million under the five-year revolving credit facility. TRV may borrow under this revolving credit facility at various interest rate options (LIBOR, CD and base rate) and compensates the banks for the facility through commitment fees.

Travelers Property Casualty Corp. (TAP)

TAP also issues commercial paper directly to investors and maintains unused credit availability under a committed revolving credit agreement at least equal to the amount of commercial paper outstanding.

TAP has a five-year revolving credit facility in the amount of $500 million with a syndicate of banks that expires in December 2001. TAP may borrow under this revolving credit facility at varous interest rate options (LIBOR or base rate) and compensates the banks for the facility through commitment fees. Under this facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At March 31, 1997, this requirement was exceeded by approximately $3.0 billion. At March 31, 1997 there were no borrowings outstanding under this facility.

TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP from its insurance subsidiaries are limited to $647 million in 1997 without prior approval of the Connecticut Insurance Department. TAP has received $80 million of dividends from its insurance subsidiaries during the first three months of 1997.

Commercial Credit Company (CCC)

CCC also issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding. As of May 6, 1997 CCC has unused credit availability of $3.250 billion under five-year revolving credit facilities, including the $850 million referred to above. CCC may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facilities through commitment fees.

CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to its parent or its affiliated companies. At March 31, 1997, CCC would have been able to remit $315 million to its parent under its most restrictive covenants.

Salomon Smith Barney

Salomon Smith Barney's total assets were $267 billion at March 31, 1997, up from $246 billion at December 31, 1996. Due to the nature of trading activities, including matched book activities, it is not uncommon for asset levels to fluctuate from period to period. Salomon Smith Barney's balance sheet is highly liquid, with the vast majority of its assets consisting of marketable securities and collateralized short-term financing agreements arising from securities transactions. The highly liquid nature of these assets provides Salomon Smith Barney with flexibility in financing and managing its business. Salomon Smith Barney monitors and evaluates the adequacy of its capital and borrowing base on a daily basis in order to allow for flexibility in its funding, to maintain liquidity, and to ensure that its capital base supports the regulatory capital requirements of its subsidiaries.

Salomon Smith Barney and Phibro Inc. have committed uncollateralized revolving lines of credit totaling $1.5 billion and $.5 billion, respectively, and may borrow under their revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensate the banks for the facilities through commitment fees. In addition, Salomon Brothers Inc, a wholly owned subsidiary of Salomon Smith Barney, has a $2.1 billion committed secured standby bank credit facility for financing securities positions which enables it to borrow on a secured basis using a variety of financial instruments as collateral and Salomon Brothers International Limited, A wholly owned subsidiary of Salomon Smith Barney, has a committed securities repurchase facility in the amount of $1 billion. At March 31, 1997 there were no outstanding borrowings under these facilities. Salomon Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting short-term requirements.

Unsecured term debt is a significant component of the Salomon Smith Barney's long-term capital. Term debt totaled $17.0 billion at March 31, 1997, compared with $15.7 billion at December 31, 1996.

Salomon Smith Barney's borrowing relationships are with a broad range of banks, financial institutions and other firms from which it draws funds. The volume of borrowings generally fluctuates in response to changes in the level of securities inventories, customer balances, the amount of reverse repurchase transactions outstanding (i.e., purchases of securities under agreements to resell the same security) and securities borrowed transactions. As these activities increase, borrowings generally increase to fund the additional activities. Availability of financing can vary depending upon market conditions, credit ratings, and the overall availability of credit to the securities industry. Salomon Smith Barney seeks to expand and diversify its funding mix as well as its creditor sources. Concentration levels for these sources, particularly for short-term lenders, are closely monitored both in terms of single investor limits and daily maturities.

Salomon Smith Barney monitors liquidity by tracking asset levels, collateral and funding availability to maintain flexibility to meet its financial commitments. As a policy, Salomon Smith Barney attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis in the event that its access to unsecured financing is impaired. Its liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan is reviewed periodically to keep the funding options current and in line with market conditions. The management of this plan includes an analysis which is utilized to determine the ability to withstand varying levels of stress, which could impact its liquidation horizons and required margins. In addition, Salomon Smith Barney monitors its leverage and capital ratios on a daily basis. The net assets (total assets less securities purchased under agreements to resell) to equity ratio at both March 31, 1997 and December 31, 1996 was 20.7x.

The Travelers Insurance Company (TIC)

At March 31, 1997, TIC had $22.9 billion of life and annuity product deposit funds and reserves. Of that total, $12.4 billion is not subject to discretionary withdrawal based on contract terms. The remaining $10.5 billion is for life and annuity products that are subject to discretionary withdrawal by the contractholder. Included in the amount that is subject to discretionary withdrawal is $1.6 billion of liabilities that are surrenderable with market value adjustments. Also included are an additional $5.3 billion of the life insurance and individual annuity liabilities, which are subject to discretionary withdrawal and have an average surrender charge of 5.4%. In the payout phase, these funds are credited at significantly reduced interest rates. The remaining $3.5 billion of liabilities is surrenderable without charge. More than 18% of these relate to individual life products. These risks would have to be underwritten again if transferred to another carrier, which is considered a significant deterrent against withdrawal by long-term policyholders. Insurance liabilities that are surrendered or withdrawn are reduced by outstanding policy loans and related accrued interest prior to payout.

TIC issues commercial paper to investors and maintains unused committed revolving credit facilities at least equal to the amount of commercial paper outstanding. TIC may borrow under this revolving credit facility at various rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees. Currently, TIC has unused credit availability of $50 million under the five-year revolving credit facility referred to above.

TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $507 million of statutory surplus is available in 1997 for such dividends without Department approval, of which $100 million has been paid during the first quarter of 1997.


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